CPS Technologies Corporation
Ralph Norwood, Chief Financial Officer
111 South Worcester Street
Norton, MA 02766
Telephone: (508) 222-0614
Web Site:  www.alsic.com

CPS TECHNOLOGIES CORPORATION ANNOUNCES FIRST QUARTER 2019 RESULTS

Norton, Massachusetts, May 1, 2019. CPS Technologies Corporation (NASDAQ:CPSH) today announced revenues of $5.3 million and an operating loss of $744 thousand for the quarter ended March 30, 2019. This compares with revenues of $4.2 million and an operating loss of $764 thousand for the quarter ended March 31, 2018.

Grant Bennett, President and CEO, said: “Revenues were up in the first quarter compared to a year ago, but were below our plan for the quarter due to demand from a large customer being depressed by supply issues caused by other suppliers.  The gross margin percentage in the first quarter of 2019 of 3% was the same as the percentage earned in the first quarter last year; we did not generate the flow-through of margin on the extra $1 million of revenue that we typically see.   The reasons for this include increased costs from the addition of new hires, training inefficiencies and an increase in plant maintenance and repair expenditures.  These costs would have been partially offset had the planned revenues from a large customer referred to above materialized.

Mr Bennett continued, “Within our growing AlSiC product line, the mix shifted year over year and in 2019 we sold a larger portion of baseplates to customers where we realized a lower margin.  Also, our hermetic package business (“HPB”) is transitioning to full-scale production on several new products.  This effort requires engineering and process refinement which contributed to unfavorable yields and labor inefficiencies in the quarter.  Half of the revenue increase in the first quarter of 2019 was associated with HPB which, due to the varied and more competitive global supply base, today generates lower margins than our AlSiC baseplates.”

Looking forward, Mr. Bennett added, “Customer demand continues to grow and our current outlook is for a stronger second half compared to the first half, and improved manufacturing efficiencies resulting in improved margins.  Over the past two years our HPB product line has grown at nearly a 20% compounded annual growth rate and new and pending orders suggest another double-digit growth increase by year end.  We are also particularly excited about the substantial growth opportunities we see in our AlSiC product line --- especially with customers in Asia and large defense contractors in the U.S.”

The Company will be hosting its first quarter conference call with investors at 4:30pm on Wednesday, May 1. Those interested in participating in the conference call should dial:

Call in Number: 1-855-863-0441

Conference ID: 2217499

About CPS
CPS Technologies Corporation is a global leader in producing metal-matrix composite components used to improve the reliability and performance of various electrical systems.  CPS products are used in motor controllers for hybrid and electric vehicles, high-speed trains, subway cars and wind turbines.  They are also used as heatspreaders in internet switches, routers and high-performance microprocessors.  CPS also develops and produces metal-matrix composite armor.

Safe Harbor
Statements made in this document that are not historical facts or which apply prospectively, including those relating to 2019 financial results, are forward-looking statements that involve risks and uncertainties. These forward-looking statements are identified by the use of terms and phrases such as "will," "intends," "believes," "expects," "plans," "anticipates" and similar expressions. Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the company's expectation. Additional information concerning risk factors is contained from time to time in the company's SEC filings, including its Annual Report on Form 10-K and other periodic reports filed with the SEC. Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The company expressly disclaims any obligation to update the information contained in this release.

CPS TECHNOLOGIES CORPORATION
STATEMENT OF OPERATIONS (Unaudited)

	Quarter Ended
	March 30,	March 31,
	2019	2018

Total Revenues	$5,269,538	$4,155,004
Cost of Sales	5,110,114	4,011,131
Gross Margin	159,424	143,873
Operating Expenses	903,686	908,117
Operating Income (loss)	(744,262)	(764,244)
Other income, net	48	58
Income (loss) before taxes	(744,214)	(764,186)
Income tax provision (benefit)	—	(190,000)
Net income (loss)	($744,214)	($574,186)
Net income (loss) per common share	$(0.06)	$(0.04)
Weighted average shares outstanding	13,206,069	13,203,436

CPS TECHNOLOGIES CORPORATION
BALANCE SHEET (Unaudited)

	March 30,	Dec. 29,
	2019	2018
Assets

Current assets:
Cash and cash equivalents	$231,069	$628,804
Accounts receivable, net	3,191,758	3,053,091
Inventories, net	3,077,591	3,192,933
Prepaid expenses	203,547	156,338
Total current assets	6,703,965	7,031,166

Property and equipment, net	1,250,048	1,273,186
Right-of-use lease asset	276,000	—
Deferred taxes	186,747	186,747
Total assets	$8,416,760	$8,491,099

Liabilities and Stockholders' Equity

Current liabilities:
Line of credit	$200,000	$ ----
Accounts payable	2,068,882	1,680,263
Accrued expenses	719,335	975,315
Current portion lease liability	148,000	—
Total current liabilities	3,136,217	2,655,578

Long term lease liability	128,000	—

Stockholders' equity	5,152,542	5,835,521
Total liabilities and stockholders' equity	$8,416,760	$8,491,099